SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 7, 2008

VITAL SIGNS, INC.
(Exact name of registrant as specified in its charter)

New Jersey	0-18793	11-2279807
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation or organization)	File Number)	Identification No.)

20 Campus Road, Totowa, New Jersey		07512
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code:           (973) 790-1330

Item 4.01. Changes in Registrant's Certifying Accountant.

1.

On January 7, 2008 Vital Signs, Inc. was notified that the partners of Goldstein Golub Kessler LLP (GGK), became partners of McGladrey & Pullen, LLP in a limited asset purchase agreement and that GGK resigned as independent registered public accounting firm for the Company. On January 8, 2008 McGladrey & Pullen, LLP was appointed as the Company’s new independent registered public accounting firm.

2.

The audit reports of GGK on the consolidated financial statements of Vital Signs, Inc. and subsidiaries as of and for the years ended September 30, 2007 and 2006 did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles.

3.	The decision to engage McGladrey & Pullen, LLP was approved by the audit committee of the board of directors.

4.

During the Company’s two most recent fiscal years ended September 30, 2007 and 2006 and through January 7, 2008, the Company did not consult with McGladrey & Pullen, LLP on (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that may be rendered on the Company’s financial statements, and McGladrey & Pullen, LLP did not provide either a written report or oral advice to the Company that McGladrey & Pullen, LLP concluded was an important factor considered by the Company in reaching a decision as to any accounting, auditing, or financial reporting issue; or (ii) the subject of any disagreement, as defined in Item 304 (a)(1)(iv) of Regulation S-K and the related instructions, or a reportable event within the meaning set forth in Item 304(a)(1)(v) of Regulation S-K.

5.

In connection with the audits of the Company's consolidated financial statements for each of the fiscal years ended September 30, 2007 and 2006 and through the date of this Current Report, there were: (i) no disagreements between the Company and GGK on any matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of GGK, would have caused GGK to make reference to the subject matter of the disagreement in their reports on the Company's financial statements for such years, and (ii) no reportable events within the meaning set forth in Item 304(a)(1)(v) of Regulation S-K.

6.

The Company has provided GGK a copy of the disclosures in this Form 8-K and has requested that GGK furnish it with a letter addressed to the Securities and Exchange Commission stating whether or not GGK agrees with the Company's statements in this Item 4.01(a). A copy of the letter dated January 8, 2008 furnished by GGK in response to that request is filed as Exhibit 16.1 to this Form 8-K.

Item 9.01 Financial Statements and Exhibits

Exhibit No.	Description

16.1	January 8, 2008 letter from Goldstein Golub Kessler LLP

SIGNATURE

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

VITAL SIGNS, INC.

By:	/s/ Mark D. Mishler
Name: Mark D. Mishler Title: Executive Vice President and Chief Financial Officer Date: January 8, 2008